As filed with the Securities and Exchange Commission on July 2, 2024
Registration No. 333-267031

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Akili, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	92-3654772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13905 NE 128th Street, Suite 200
Kirkland, WA 98034
(425) 821-8001
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel J. Elenbaas
President
Akili, Inc.
13905 NE 128th Street, Suite 200
Kirkland, WA 98034
(425) 821-8001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Derek Liu Emery D. Mitchell Piotr Korzynski Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, CA 94111 Tel. (415) 576-3000	Joshua Zachariah, Esq. Sarah Ashfaq, Esq. Tevia Pollard, Esq. Goodwin Procter LLP 100 Northern Ave Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 filed by Akili, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) relates to Registration Statement No. 333-267031 (the “Registration Statement”), registering the resale of up to an aggregate of 43,414,721 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), by certain selling securityholders, which was filed on August 24, 2022, amended on September 12, 2022 and September 30, 2022, and declared effective by the Commission on October 17, 2022, as amended by Post-Effective Amendment No. 1, which was filed with the Commission on March 21, 2023 and declared effective by the Commission on March 24, 2023; Post-Effective Amendment No. 2, which was filed with the Commission on September 5, 2023; and Post-Effective Amendment No. 3, which was filed with the Commission on September 27, 2023 and declared effective by the Commission on September 29, 2023.

On July 2, 2024, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2024 (the “Merger Agreement”), by and among the Registrant, Virtual Therapeutics Corporation, a Delaware corporation (“Parent”), and Alpha Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the offerings and sales of securities pursuant to the Registration Statement have been terminated.The Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kirkland, Washington, on the 2nd of July, 2024.

Akili, Inc.

By:	/s/ Daniel J. Elenbaas
Name:	Daniel J. Elenbaas
Title:	President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.